The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-249044
Subject to Completion, dated July 7, 2021
PROSPECTUS SUPPLEMENT
(To prospectus dated September 25, 2020)
$      First Mortgage Bonds    % Series Due

PacifiCorp is offering $      aggregate principal amount of its    % first mortgage bonds due           .
We will pay interest semi-annually on the bonds on      and      of each year, beginning on      , 2021.
We may redeem some or all of the bonds at any time before maturity at the applicable redemption price described under the caption “Description of the Bonds — Optional Redemption.”
We will not apply for listing of the bonds on any securities exchange or include them in any automated dealer quotation system. Currently, there is no public market for the bonds.
Investing in the bonds involves risks. See “Risk Factors” on page S-5 for information on certain matters you should consider before purchasing the bonds.
	Per Bond	Total
Public Offering Price(1)	%	$
Underwriting Discount(2)	%	$
Proceeds to PacifiCorp (Before Expenses)	%	$

(1)
Plus accrued interest, if any, from                 , 2021.

(2)
The Underwriters have agreed to make a payment to us in an amount equal to $      in respect of expenses incurred by us in connection with the offering. See “Underwriting.”

The underwriters expect to deliver the bonds to purchasers in book-entry form only through The Depository Trust Company on or about                 , 2021.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Joint Book-Running Managers
BMO Capital Markets MUFG PNC Capital Markets LLC SMBC Nikko TD Securities
BofA Securities	US Bancorp

The date of this prospectus supplement is           , 2021.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the bonds we are offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, any related freewriting prospectus issued by us and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information.” If the description of the bonds in the prospectus supplement or any related freewriting prospectus issued by us differs from the description in the accompanying prospectus, the description in the prospectus supplement or the related freewriting prospectus issued by us supersedes the description in the accompanying prospectus.
This prospectus supplement, or the information incorporated by reference, may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement or in the information incorporated by reference is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede that information in the accompanying prospectus. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the applicable date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUPPLEMENT SUMMARY
In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the words “Company,” “we,” “our,” “us” and “PacifiCorp” refer to PacifiCorp, an Oregon corporation, and its subsidiaries. References to the “Mortgage” are to the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented, with The Bank of New York Mellon Trust Company, N.A., as successor trustee.
The following summary contains basic information about PacifiCorp and this offering. It may not contain all of the information that is important to you. The “Description of the Bonds” section of this prospectus supplement contains more detailed information regarding the terms and conditions of the bonds. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and by the documents incorporated by reference into this prospectus supplement.
ABOUT PACIFICORP
PacifiCorp, an indirect wholly owned subsidiary of Berkshire Hathaway Energy Company (“BHE”), is a United States regulated electric utility company headquartered in Oregon that serves approximately 2.0 million retail electric customers in portions of Utah, Oregon, Wyoming, Washington, Idaho and California. PacifiCorp is principally engaged in the business of generating, transmitting, distributing and selling electricity. PacifiCorp’s combined service territory covers approximately 141,400 square miles and includes diverse regional economies across six states. No single segment of the economy dominates the combined service territory, which helps mitigate PacifiCorp’s exposure to economic fluctuations. In the eastern portion of the service territory, consisting of Utah, Wyoming and southeastern Idaho, the principal industries are manufacturing, mining or extraction of natural resources, agriculture, technology, recreation and government. In the western portion of the service territory, consisting of Oregon, southern Washington and northern California, the principal industries are agriculture, manufacturing, forest products, food processing, technology, government and primary metals. In addition to retail sales, PacifiCorp buys and sells electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions. Certain PacifiCorp subsidiaries support its electric utility operations by providing coal mining services.
PacifiCorp’s operations are conducted under numerous franchise agreements, certificates, permits and licenses obtained from federal, state and local authorities. The average term of the franchise agreements is approximately 22 years. Several of these franchise agreements allow the municipality the right to seek amendment to the franchise agreement at a specified time during the term. PacifiCorp generally has an exclusive right to serve electric customers within its service territories and, in turn, has an obligation to provide electric service to those customers. In return, the state utility commissions have established rates on a cost-of-service basis, which are designed to allow PacifiCorp an opportunity to recover its costs of providing services and to earn a reasonable return on its investments.
PacifiCorp was incorporated under the laws of the state of Oregon in 1989 and its principal executive offices are located at 825 N.E. Multnomah Street, Portland, Oregon 97232, its telephone number is (888) 221-7070 and its internet address is www.pacificorp.com. PacifiCorp delivers electricity to customers in Utah, Wyoming and Idaho under the trade name Rocky Mountain Power and to customers in Oregon, Washington and California under the trade name Pacific Power.
All shares of PacifiCorp’s common stock are indirectly owned by BHE. PacifiCorp also has shares of preferred stock outstanding that are subject to voting rights in certain limited circumstances.
For additional information concerning our business and affairs, including our capital requirements, external financing arrangements and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus supplement as described in the sections entitled “Incorporation by Reference” elsewhere in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

THE OFFERING
Issuer
PacifiCorp.
Bonds Offered
$      aggregate principal amount of    % First Mortgage Bonds due      (the “bonds”).
Indenture
The bonds will be issued pursuant to a Supplemental Indenture to the Mortgage.
Maturity Date
The bonds will mature on               ,      .
Interest Payment Dates
We will pay interest on the bonds semi-annually on          and each year, beginning on               , 2021.
Optional Redemption
At any time prior to               (which is the date that is          months prior to the maturity of the bonds (the “par call date”)), we may redeem the bonds, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of:
(1)
100% of the principal amount of the bonds then outstanding to be redeemed; or

(2)
the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed that would be due if the bonds matured on the par call date (not including any portion of interest accrued as of the redemption date) discounted to, but not including, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points;

plus, for (1) or (2) above, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption. See “Description of the Bonds — Optional Redemption.”
On or after the par call date, we may redeem the bonds, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption.
Ranking and Security
The bonds will be secured by a first mortgage lien on certain utility property owned by us. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage. The lien of the Mortgage is subject to certain exceptions. See “Description of the Bonds — Ranking and Security.”
Covenants
The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. See “Description of Additional Bonds — Certain Covenants” in the accompanying prospectus.
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $      million (excluding accrued interest, if applicable), after deducting the underwriting discounts but before deducting our expenses in connection with the sale of the bonds.

We will use an amount equal to such net proceeds of the bonds to finance a portion of the capital expenditures disbursed during the period from July 1, 2019 to May 31, 2021, with respect to investments, primarily from our over $3.0 billion Energy Vision 2020 initiative, in the repowering of our existing wind facilities and the construction and acquisition of new wind facilities. The capital expenditures were previously financed with the Company’s general funds, as further described under “Use of Proceeds” in this prospectus supplement.
Trustee
The Bank of New York Mellon Trust Company, N.A. will be the trustee for the holders of the bonds. See “Description of Additional Bonds — The Mortgage Trustee” in the accompanying prospectus.
Settlement
Delivery of the bonds offered hereby will be made against payment therefor on or about               , 2021.
Conflicts of Interest
Berkshire Hathaway Inc. owns more than 10% of the outstanding common stock of Bank of America Corporation, the parent company of BofA Securities, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. Because the bonds to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary.

RISK FACTORS
Investing in the bonds involves risk. Before purchasing the bonds, you should carefully consider the risk factors included in the accompanying prospectus starting on page 2 and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (the “Form 10-Q”), which are incorporated by reference into this prospectus supplement. You should also read and consider the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in order to evaluate an investment in the bonds. See “Incorporation by Reference” on page S-20 in this prospectus supplement and “Where You Can Find More Information” on page 11 in the accompanying prospectus. Additional risks and uncertainties that are not presently known or that are currently deemed immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.
The bonds may not be a suitable investment for all investors seeking exposure to green assets.
While we intend to use an amount equal to or in excess of the net proceeds of this offering for Eligible Green Projects as described under the caption “Use of Proceeds,” there can be no assurance that the expenditures funded with the proceeds from the bonds will meet every potential investor’s expectations regarding environmental sustainability or performance. Adverse environmental or social impacts may occur during the design, construction and operation of the projects or the projects may become controversial or criticized by activist groups or other stakeholders.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
We have derived the summary consolidated financial information presented below from our historical audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and our unaudited historical consolidated financial statements as of and for the three-month periods ended March 31, 2021 and 2020. This summary consolidated financial information should be read together with, and is qualified in its entirety by reference to, our consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K and the Form 10-Q.
	Three-Month Periods Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019
	(in millions)
Consolidated Statements of Operations Information:
Operating revenue	$1,242	$1,206	$5,341	5,068
Operating income	234	234	924	1,072
Net income	169	176	739	771
Other Consolidated Financial Information:
Net cash flows from operating activities	$469	$437	$1,583	1,547
Net cash flows from investing activities	(440)	(339)	(2,510)	(2,164)
Net cash flows from financing activities	1	(74)	910	561
	As of March 31,	As of December 31,
	2021	2020	2019
	(in millions)
Consolidated Balance Sheet Information:
Total assets	$25,798	25,702	23,697
Long-term debt obligations(1)	8,613	8,612	7,658
PacifiCorp shareholders’ equity	9,342	9,173	8,437

(1)
Includes current portion

USE OF PROCEEDS
We expect to receive net proceeds from this offering of approximately $      million (excluding accrued interest, if applicable), after deducting the underwriting discounts but before deducting our expenses in connection with the sale of the bonds.
We will use an amount equal to such net proceeds of the bonds to finance a portion of the capital expenditures disbursed during the period from July 1, 2019 to May 31, 2021 with respect to investments, primarily from our over $3.0 billion Energy Vision 2020 initiative, in the repowering of our existing wind generation facilities and the construction and acquisition of new wind facilities (“Eligible Green Projects”). Our repowering investments included the installation of new turbine technology, including larger rotors and higher capacity generators, that allow the facilities to capture more wind energy, which should result in a net long-term increase of power generation. The capital expenditures were previously financed with the Company’s general funds.
The capital expenditures disbursed were for the following Eligible Green Projects:
•
1,065 MW of wind repowering investments at various locations in Wyoming, Washington, and Oregon;

•
199 MW Cedar Springs II wind project located in Wyoming; and

•
240 MW Pryor Mountain wind project located in Montana.

Promptly following the issuance of the bonds, we intend to provide a notice on a dedicated webpage regarding the use of net proceeds of the sale of the bonds to finance Eligible Green Projects described above, detailing the disbursements related to those Eligible Green Projects. The webpage will also contain (i) an assertion by management that an amount equal to or in excess of the net proceeds of the bonds was disbursed for qualifying Eligible Green Projects during the period specified above and (ii) an attestation report from an independent accountant regarding the independent accountant’s examination of management’s assertion conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.
Payment of principal of and interest on the bonds will be made from our general funds and will not be directly linked to the performance of any Eligible Green Projects. No assurance can be provided that the energy generated by an Eligible Green Project will be sold or otherwise used to serve any particular electric service customer, and we reserve the right to sell such energy or the associated environmental attributes to third parties.

CAPITALIZATION
The table below shows our capitalization on a consolidated basis as of March 31, 2021. The “As Adjusted” column reflects our capitalization as of that date after giving effect to this offering of bonds and the use of the net proceeds from this offering. You should read this table along with the Consolidated Financial Statements contained in the Form 10-K and the Form 10-Q.
	As of March 31, 2021
	Actual		As Adjusted
	Amounts (in millions)%		Amounts (in millions)%
Short-term debt	$95	0.5%	$	%
Current portion of long-term debt(1)	879	4.9
Long-term debt	7,734	42.8
Total short- and long-term debt	8,708	48.2
Preferred stock	2	0.0
Total common equity	9,340	51.8
Total capitalization	$18,050	100.0%	$	%

(1)
Includes $400 million of First Mortgage Bonds that matured June 15, 2021.

DESCRIPTION OF THE BONDS
The bonds will be issued pursuant to a thirty-second supplemental indenture to the Mortgage (the “Supplemental Indenture”). The terms of the bonds include those stated in the Mortgage, the Supplemental Indenture and those made part of the Mortgage by reference to the U.S. Trust Indenture Act of 1939, as amended.
Set forth below is a description of the specific terms of the bonds. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the Mortgage and the Supplemental Indenture. Capitalized terms used in this “Description of the Bonds” section that are not defined in this prospectus supplement have the meanings given to them in the Mortgage or the Supplemental Indenture.
General
The bonds will be issued as First Mortgage Bonds under the Mortgage. The bonds will initially be in aggregate principal amount of $      . The entire principal amount of the bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on           ,      . The bonds are not subject to any sinking fund provision. The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Interest
Each bond will bear interest at the rate of    % per annum from the date of original issuance. Interest on the bonds will be payable semi-annually in arrears on           and           of each year (each, an “Interest Payment Date”). The initial Interest Payment Date is           , 2021.
The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.
So long as the bonds remain in book-entry form only, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the bonds are not all in book-entry form, the record date for each Interest Payment Date will be the close of business on the                 calendar day of the month immediately preceding the month in which the applicable Interest Payment Date occurs (whether or not a business day).
Ranking and Security
The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by the Company. The lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage.
Further Issuances
We may, from time to time, without notice to or the consent of the holders of the bonds, issue further bonds equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the bonds offered by this prospectus supplement, except for the issue date, issue price, payment of interest accruing prior to the issue date of the further bonds and, under some circumstances, for the first payment of interest following the issue date of the further bonds. These further bonds may be consolidated and form a single series with the bonds offered by this prospectus supplement.

Optional Redemption
At any time prior to the par call date, we may redeem the bonds, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of:
• 100% of the principal amount of bonds then outstanding to be redeemed; or
•
the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed that would be due if the bonds matured on the par call date (not including any portion of interest accrued as of the redemption date) discounted to, but not including, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus      basis points, as determined by an Independent Investment Banker;

plus, in either of the above cases, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption.
At any time on or after the par call date, we may redeem the bonds, at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest, if any, thereon to the date of redemption.
We will send a notice of redemption at least thirty days before the redemption date to each holder of bonds to be redeemed. If we elect to partially redeem the bonds, the bonds to be redeemed will be selected by lot; provided, that if the bonds are in book-entry only form, interests in such bonds shall be selected for redemption by The Depository Trust Company in accordance with its standard procedures therefor.
Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds to be redeemed (that would be due if the bonds matured on the par call date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.
“Independent Investment Banker” means an investment banking institution of international standing appointed by us.
“Reference Treasury Dealer” means a primary U.S. government securities dealer in New York City appointed by us.
“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m. on the third business day in New York City preceding such redemption date).
“Treasury Rate” means the rate per annum equal to the semi-annual equivalent or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Reference Treasury Dealer Quotation for the applicable redemption date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the bonds. It is included for general information only and does not address every aspect of the income or other tax laws that may be relevant to investors in the bonds in light of their personal circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws (for example, financial institutions, former citizens or residents of the U.S., tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, investors in partnerships or other pass-through entities or persons subject to special tax accounting rules as a result of any item of gross income with respect to the bonds being taken into account in an applicable financial statement). In addition, this summary does not address the effect of U.S. federal alternative minimum tax, or any state, local or foreign tax laws that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is limited to initial purchasers of the bonds issued pursuant to this prospectus supplement who purchase the bonds for an amount of cash equal to their offering price and who hold the bonds as capital assets under Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a “synthetic security” or other similar financial transaction. Persons considering the purchase, ownership or disposition of the bonds should consult their tax advisors concerning the U.S. federal tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, existing and proposed U.S. Treasury (“Treasury”) regulations, administrative rulings and judicial decisions, all as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the bonds or that any such position would not be sustained.
For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the bonds that is, for U.S. federal income tax purposes:
•
An individual citizen or resident of the U.S.;

•
A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•
An estate, the income of which is subject to the U.S. federal income tax regardless of source; or

•
A trust, if (a) a court within the U.S. is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the bonds (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the bonds, the U.S. federal income tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the partner or owner and the activities of the partnership or other entity. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership holding any of the bonds, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the bonds.

U.S. Holders
Payments of Interest
If the bonds are issued at a discount, any such discount is expected to be less than the statutorily defined de minimis amount of original issue discount. Accordingly, interest on the bonds will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. The following discussion assumes the bonds will be issued without, or with less than, the statutorily defined de minimis amount of original issue discount.
Sale, Exchange, Redemption or Other Taxable Disposition of Bonds
Upon the sale, exchange, redemption or other taxable disposition of a bond, a U.S. Holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income, as discussed above) and (2) such holder’s adjusted tax basis in such bond. A U.S. Holder’s adjusted tax basis in a bond generally will equal the amount paid for the bond less any principal repayments previously received by such holder. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the bond for more than one year at the time of such disposition. Long-term capital gains of certain noncorporate U.S. Holders generally are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Additional Tax on Net Investment Income
U.S. Holders that are not corporations generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold amount. A U.S. Holder’s net investment income generally will include any income or gain recognized by such holder with respect to the bonds, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is not a corporation should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the bonds.
Non-U.S. Holders
Payments of Interest
Subject to the discussions of FATCA and backup withholding below, payments of interest on the bonds to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not
(a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or
(b) a bank receiving interest on the bonds in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S. and (4) the Non-U.S. Holder provides appropriate documentation, generally a completed IRS Form W-8BEN-E or W-8BEN (or other applicable form), establishing that the Non-U.S. Holder is not a U.S. person within the meaning of the Code.
If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the bonds is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. If interest on the bonds is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the U.S. (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty).
Sale, Exchange, Redemption or Other Taxable Disposition of Bonds
Subject to the discussions of FATCA and backup withholding below, and except with respect to accrued but unpaid interest (which may be subject to tax as described above under the heading “Payments of Interest”), any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of the bonds generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S. (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, in the case of Non-U.S. Holders that are corporations, may also be subject to a 30% branch profits tax, unless such rate is reduced by an applicable income tax treaty) or (2) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder generally will be subject to a 30% tax (or such lower rate specified by any applicable income tax treaty) on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.
Foreign Accounts Tax Compliance Act (“FATCA”)
Under Sections 1471 to 1474 of the Code, Treasury regulations promulgated thereunder and applicable administrative guidance (collectively, “FATCA”), U.S. withholding tax may also apply to certain types of payments made to “foreign financial institutions,” as defined under such rules, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest on, and (subject to the proposed Treasury regulations discussed below) the gross proceeds from the sale, retirement or other disposition of, bonds paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the U.S., complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Proposed Treasury regulations eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change. An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. Prospective investors should consult their tax advisors regarding FATCA.
Information Reporting and Backup Withholding
Payments of interest made by us on, or the proceeds of the sale or other disposition of, the bonds to U.S. Holders and Non-U.S. Holders may be subject to U.S. information reporting and may also be subject to U.S. federal backup withholding if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting and certification requirements. Any amount withheld under the backup withholding rules may be allowable as a refund or credit against the holder’s U.S. federal income tax, provided that the required information is timely furnished to the IRS.
PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

BENEFIT PLAN INVESTOR CONSIDERATIONS
Any of the bonds may be purchased and held by or with the assets of an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or annuity or other plan or arrangement subject to Section 4975 of the Code (collectively, “ERISA Plans”) or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (any such law, a “Similar Law,” and together with ERISA and Section 4975 of the Code, “Applicable Benefit Plan Regulations”). A fiduciary of an employee benefit plan subject to any Applicable Benefit Plan Regulation(s) must determine that the purchase and holding of the bonds are consistent with its fiduciary duties under such Applicable Benefit Plan Regulation(s). Such fiduciary, as well as any other prospective investor subject to any Applicable Benefit Plan Regulation(s), must also determine that its purchase and holding of the bonds will not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA, Section 4975 of the Code or any Similar Law. Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions (including, without limitation, an extension of credit) involving plan assets with persons who are “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code, unless a statutory, class or individual exemption applies. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes, penalties or liabilities under Applicable Benefit Plan Regulations, and the transaction may be subject to rescission or the purchaser may be required to transfer the bonds to another person. A fiduciary of an ERISA Plan or a plan subject to Similar Law that causes such ERISA Plan or other plan to engage in a non-exempt prohibited transaction may be subject to penalties and liabilities under Applicable Benefit Plan Regulations. In addition, an individual retirement account or annuity that engages in a prohibited transaction may lose its tax-deferred status. Because each of the bonds constitutes an extension of credit by the purchaser to us, the acquisition or holding of the bonds by an ERISA Plan or a plan subject to Similar Law with respect to which we are considered a party in interest or a disqualified person might constitute or result in a direct or indirect prohibited transaction, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the bonds. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the bonds nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these PTCEs and statutory exemptions contain conditions and limitations on their application and do not provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. There can be no, and we do not provide any, assurance that any of these exemptions or any other exemption will apply with respect to the acquisition and holding of the bonds. Because the bonds constitute an extension of credit by the purchaser to us each purchaser and transferee of the bonds who is subject to any Applicable Benefit Plan Regulation(s) will be deemed to have represented by its acquisition and holding of the bonds that its acquisition and holding of the bonds does not constitute or give rise to a non-exempt prohibited transaction under such Applicable Benefit Plan Regulation(s). Such purchaser or transferee should consult legal counsel before purchasing the bonds. Nothing herein shall be construed as a representation that an exemption from the prohibited transaction rules would apply to the acquisition or holding of the bonds or that an investment in the bonds would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, an employee benefit plan or individual retirement account or annuity subject to any Applicable Benefit Plan Regulation(s).

UNDERWRITING
BMO Capital Markets Corp., MUFG Securities Americas Inc., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC are acting as our joint book-running managers for this offering and as representatives for the underwriters named below. Subject to certain terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of bonds indicated in the following table:
Underwriters	Principal Amount of Bonds
BMO Capital Markets Corp.	$
MUFG Securities Americas Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
BofA Securities, Inc.
U.S. Bancorp Investments, Inc.
Total	$
The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.
The underwriters propose to offer the bonds directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the bonds to selected dealers at the applicable public offering price less a concession not to exceed    % of the principal amount of the bonds. In addition, the underwriters may allow, and those selected dealers may reallow, a concession not to exceed    % of the principal amount of the bonds to certain other dealers. After the initial offering of the bonds to the public, the applicable public offering price and concessions may be changed.
The bonds are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the bonds.
In connection with this offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the bonds while the offering is in progress.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because the other underwriter has repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise would exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
We estimate that our total offering expenses, not including the underwriting discount, will be approximately $1,430,000. This estimate includes expenses relating to printing, rating agency fees, trustee’s

fees and legal fees, among other expenses. The underwriters have agreed to make a payment to us in an amount equal to $      million in respect of expenses incurred by us in connection with the offering.
Conflicts of Interest and Affiliations
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our or our affiliates’ securities and instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Certain of the underwriters and their affiliates have performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and expenses. For example, affiliates of several of the underwriters act as agents and as lenders under our credit facilities, which we may repay from time to time with proceeds of the offering and for which they receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business.
Berkshire Hathaway Inc. owns more than 10% of the outstanding common stock of Bank of America Corporation, the parent company of BofA Securities, Inc. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. Because the bonds to be offered will be rated investment grade, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. BofA Securities, Inc. will not confirm sales of the bonds to any account over which it exercises discretionary authority without the prior written approval of the customer.
We have agreed to indemnify each of the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of those liabilities.
Selling Restrictions
European Economic Area
The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of bonds in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of bonds. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Canada
The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
United Kingdom
The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)), in connection with the issue or sale of the bonds may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.
Anything done by any person in relation to the bonds in, from or otherwise involving the United Kingdom must only be done in compliance with all applicable provisions of the FSMA.
The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the bonds offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.

The communication of such documents as financial promotions are only directed at (i) persons who are outside the United Kingdom; (ii) those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of “investment professionals” as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”); (iii) high net worth companies, unincorporated associations and other persons falling within Article 49(2)(a) to (d) of the Order; or (iv) any other persons to whom it may otherwise be lawfully communicated in accordance with the Order (all such persons falling within (i)-(iv) together being referred to as “relevant persons”). The bonds are only available to, and an invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.
Switzerland
This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the new bonds will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the bonds may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the bonds with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.
Taiwan
The bonds may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.
Hong Kong
The bonds may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The bonds offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The bonds have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

•
to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•
where no consideration is or will be given for the transfer; or

•
where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the bonds are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
United Arab Emirates
The bonds have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
Certain legal matters with respect to the bonds we are offering will be passed upon for us by the Vice President, Chief Corporate Counsel and Corporate Secretary of Berkshire Hathaway Energy, as appointed counsel for PacifiCorp, and by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Latham & Watkins LLP from time to time represents certain of our affiliates.
EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference from PacifiCorp’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2021 and 2020, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in PacifiCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the U.S. Securities Act of 1933, as amended, for their report on the unaudited interim consolidated financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the U.S. Securities Act of 1933.
INCORPORATION BY REFERENCE
We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including PacifiCorp.
The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. The information filed by us with the SEC in the future and incorporated by reference will automatically update and supersede this information.
We incorporate by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering; except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below:
•
our Annual Report on Form 10-K for the year ended December 31, 2020; and

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
PacifiCorp
Attention: Corporate Secretary
825 N.E. Multnomah Street
Portland, Oregon 97232
(888) 221-7070

PROSPECTUS
PACIFICORP
FIRST MORTGAGE BONDS
PacifiCorp, an Oregon corporation, may from time to time offer First Mortgage Bonds (“securities” or the “bonds”) in one or more issuances or series at prices and on terms to be determined at the time of sale.
We will provide specific terms of the securities, including, as applicable, the amount offered, offering prices, interest rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.
We may sell the securities directly or through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section in this prospectus provides more information on this topic.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement relating to the securities offered.
Investing in our securities involves risks. See the “Risk Factors” section beginning on page 2 of this prospectus for information on certain matters you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 25, 2020.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and any prospectus supplement related to offered securities, you should rely on the information contained in that prospectus supplement.
Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words “PacifiCorp,” “Company,” “we,” “our” and “us” refer to PacifiCorp, an Oregon corporation, and its subsidiaries.
For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See “Where You Can Find More Information” and “Incorporation by Reference.”
You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date.
FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the additional information referred to under the heading “Where You Can Find More Information” may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed, including through incorporation by reference, in this prospectus. This information, by its nature, involves estimates, projections, forecasts, risks and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus and the documents incorporated by reference in this prospectus.
Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including the Form 10-K, the Forms 10-Q and the Forms 8-K incorporated by reference in this prospectus, and we refer you to those reports for further information.
Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the preceding cautionary statements.

THE COMPANY
PacifiCorp, an indirect wholly owned subsidiary of Berkshire Hathaway Energy Company (“BHE”), is a United States regulated electric utility company headquartered in Oregon that serves retail electric customers in portions of Utah, Oregon, Wyoming, Washington, Idaho and California. We are principally engaged in the business of generating, transmitting, distributing and selling electricity. Our combined service territory includes diverse regional economies across six states. No single segment of the economy dominates the combined service territory, which helps mitigate our exposure to economic fluctuations. In the eastern portion of the service territory, consisting of Utah, Wyoming and southeastern Idaho, the principal industries are manufacturing, mining or extraction of natural resources, agriculture, technology, recreation and government. In the western portion of the service territory, consisting of Oregon, southern Washington and northern California, the principal industries are agriculture, manufacturing, forest products, food processing, technology, government and primary metals. In addition to retail sales, we buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions.
Our operations are conducted under numerous franchise agreements, certificates, permits and licenses obtained from federal, state and local authorities. Several of these franchise agreements allow the municipality the right to seek amendment to the franchise agreement at a specified time during the term. We generally have an exclusive right to serve electric customers within our service territories and, in turn, have an obligation to provide electric service to those customers. In return, the state utility commissions have established rates on a cost-of-service basis, which are designed to allow us an opportunity to recover our costs of providing services and to earn a reasonable return on our investments.
We were incorporated under the laws of the state of Oregon in 1989 and our principal executive offices are located at 825 N.E. Multnomah Street, Portland, Oregon 97232, our telephone number is (888) 221-7070 and our internet address is www.pacificorp.com. We deliver electricity to customers in Utah, Wyoming and Idaho under the trade name Rocky Mountain Power and to customers in Oregon, Washington and California under the trade name Pacific Power.
All shares of our common stock are indirectly owned by BHE. We also have shares of preferred stock outstanding that are subject to voting rights in certain limited circumstances.
For additional information concerning our business and affairs, including our capital requirements, external financing arrangements and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus as described in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”
RISK FACTORS
Investing in our securities involves risk. Before purchasing any securities we offer, you should carefully consider the risk factors described in our periodic reports filed with the SEC and the following risk factors related to the securities, as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our securities. See “Forward-Looking Statements”, “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus. Additional risks and uncertainties that are not yet identified or that we currently believe are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.
We have not appraised the collateral subject to the mortgage securing our bonds (“Mortgage”) and, if there is a default or a foreclosure sale, the value of the collateral may not be sufficient to repay the holders of any bonds.
We have not made any formal appraisal of the value of the collateral subject to the Mortgage, which will secure any bonds we may offer along with other bonds issued under the Mortgage. The value of the collateral in the event of a liquidation or foreclosure will depend on market and economic conditions, the availability of buyers, the timing of the sale of the collateral and other factors. We cannot assure you that the proceeds from a sale of all of the collateral would be sufficient to satisfy the amounts outstanding under our first mortgage bonds or that such payments would be made in a timely manner. If the proceeds were not sufficient to repay amounts outstanding under the bonds, then holders of the bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.
There is no existing market for the bonds, and we cannot assure you that an active trading market for the bonds will develop.
We do not intend to apply for listing of the bonds on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the bonds. Accordingly, the ability of holders to sell the bonds that they hold or the price at which holders will be able to sell the bonds may be limited. Future trading prices of the bonds will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.
We do not know whether an active trading market will develop for the bonds. To the extent that an active trading market does develop, the price at which a holder may be able to sell the bonds that it holds, if at all, may be less than the price paid for them. Consequently, a holder may not be able to liquidate its investment readily, and the bonds may not be readily accepted as collateral for loans.
The terms of the Mortgage and the supplemental indentures do not prohibit us from incurring additional indebtedness, which could adversely affect our financial condition.
The terms of the Mortgage and the supplemental indentures do not prohibit us from incurring indebtedness in addition to the bonds we may issue. Accordingly, we could enter into financings, acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including any bonds we may issue, by credit rating agencies.
USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the bonds will initially become part of our general funds and will be used for capital expenditures or utility asset purchases, to repay all or a portion of our short- or long-term borrowings and for general corporate purposes.
DESCRIPTION OF BONDS
General
We may issue first mortgage bonds from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the “Mortgage”), with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.) (the “Mortgage Trustee”). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is incorporated by reference as an exhibit to this Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to in the following summary, those provisions or defined terms are found in the Mortgage. Section and Article references used below are references to provisions of the Mortgage unless we otherwise note. When we refer to “bonds,” we refer to all first mortgage bonds issued under the Mortgage, including any bonds that may be offered pursuant to this prospectus.
We expect to issue bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement, in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The bonds may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee. See “Book-Entry, Delivery and Form.”

Maturity and Interest Payments
The prospectus supplement relating to any bonds will set forth the date or dates on which those bonds will mature, the rate or rates per annum at which those bonds will bear interest and the times at which any interest will be payable. Those terms, as well as other terms and conditions of the bonds, including those related to redemption and purchase referred to under “Redemption or Purchase of Bonds” below, will be established by us at the time we issue the bonds.
Redemption or Purchase of Bonds
The prospectus supplement relating to any particular series of bonds will set forth the redemption or repurchase terms and other specific terms of those bonds.
If we elect or are required to redeem all or part of the bonds, we will provide a notice of redemption in accordance with the Mortgage at least 30 days prior to the redemption date unless otherwise provided in a supplemental indenture to the Mortgage. A failure to duly give notice to any bondholder will not affect the validity of the redemption of any other bond. A notice of redemption may be subject to the receipt of the redemption amount by the Mortgage Trustee on or before the date fixed for redemption and will be of no effect unless the redemption amount is received. If the redemption amount is held by the Mortgage Trustee for redemption, on and after the redemption date the bonds subject to redemption will cease to bear interest and will cease to be entitled to the lien of the Mortgage. (Section 12.02)
We may request that cash deposited under any provisions of the Mortgage be applied (with specific exceptions) to the redemption or repurchase of bonds of any series. (Section 7.03, Section 12.05 and Section 13.06)
There is no sinking or analogous fund in the Mortgage.
Security and Priority
The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us. Any bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage.
The Mortgage excepts from its lien, among others, all cash and securities (except as specifically deposited with the Mortgage Trustee in certain circumstances); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft, boats and vessels; timber, crops, minerals, mineral rights and royalties; receivables, general intangibles, contracts, leases and operating agreements (except those specifically pledged); electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells and leases; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; and our interest in the Wyodak Facility. The lien of the Mortgage is also subject to Excepted Encumbrances, including tax and construction liens, purchase money liens, certain rights of and obligations to public authorities and others, certain easements, restrictions, exceptions or reservations related to our property and rights of way, and other specific exceptions. (Section 1.06) We have reserved the right, without any consent or other action by holders of bonds of the Ninth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended. (See Section 3.01 of the Thirty-First Supplemental Indenture)
The Mortgage subjects after-acquired property to the mortgage lien, generally subject to the exceptions discussed above. In addition, after-acquired property may be subject and subordinate to a Class “A” Mortgage, purchase money mortgages and other liens or defects in title. A Class “A” Mortgage is a mortgage or similar indenture of a company that is merged into or consolidated with us and designated by us as a Class “A” Mortgage. (Section 1.02)

The Mortgage provides that the Mortgage Trustee shall have a lien on the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)
Issuance of Bonds
An unlimited principal amount of bonds may be issued under the Mortgage. Bonds of any series may be issued from time to time on the basis of:
(1)
70% of the cost or fair value of qualified Property Additions after certain adjustments, as determined in accordance with the terms of the Mortgage;

(2)
Class “A” Bonds (which need not bear interest) issued under a Class “A” Mortgage delivered to the Mortgage Trustee;

(3)
retirement of bonds or certain prior lien bonds; and/or

(4)
deposits of cash.

With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before interest expense and income taxes, being at least twice the Annual Interest Requirements on all outstanding bonds issued under the Mortgage, all outstanding Class “A” Bonds not held by the Mortgage Trustee, all other indebtedness secured by a lien prior to the lien of the Mortgage and all bonds then applied for in pending bond issuance applications under the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Section 1.07 and Articles IV through VII)
Property Additions generally include property used in generating, transmitting, transporting, supplying and managing the use of energy or fuel in any form, other than, generally, property excepted from the Mortgage as described above such as fuel, rolling stock, property which is chargeable as an operating expense, and property used principally for the production or gathering of natural gas. (Section 1.04)
Release and Substitution of Property
Property subject to the Mortgage may be released generally on the basis of:
(1)
the release of that property from a Qualified Lien;

(2)
the deposit of cash, outstanding bonds or, to a limited extent, purchase money mortgages;

(3)
Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

(4)
a waiver of the right to issue bonds on the basis of bond retirements.

Funded Cash, as defined in Section 1.05 of the Mortgage, may be withdrawn upon the bases stated in (3) and (4) above. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received in respect of deposited prior lien bonds. In addition, the Mortgage provides an alternative provision (Section 13.04) for release of property that does not constitute Funded Property (generally, “Funded Property” is property that was used as the basis for bond issuances or other property releases). This alternative provision does not require any of the basis for release described above and instead requires, among other conditions, the amount of outstanding bonds to not exceed 70% of the fair value of the then Funded Property at the time of the release. (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)
Merger or Consolidation
We may consolidate or merge with any company carrying on a similar business as us, or convey, transfer or lease all or substantially all of our property to another company, generally provided that the action fully preserves and does not impair the lien of the Mortgage or the rights of the Mortgage Trustee and bondholders. (Section 18.01) In those circumstances, the Mortgage will not be required to become a lien upon any of the properties owned or thereafter acquired by the successor company. (Section 18.03) The Mortgage further provides that in the event of the merger or consolidation of another company with or into us or the conveyance or transfer to us by another company of all or substantially all of that company’s property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class “A” Mortgage. (Section 11.06) Bonds thereafter issued pursuant to the additional mortgage would be Class “A” Bonds and could provide the basis for the issuance of bonds under the Mortgage.
Certain Covenants
The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX)
Dividend Restrictions
The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock) on any shares of our common stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. (Section 9.07)
Foreign Currency Denominated Bonds
The Mortgage authorizes the issuance of bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent accountant, appraiser or other expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. (Section 2.03) We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant bonds, holders of those bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated bonds issued at the same time would be entitled.
The Mortgage Trustee
The Bank of New York Mellon Trust Company, N.A. or its affiliates may act as a lender, trustee or agent under other agreements and indentures involving us and our affiliates.
Modification
The rights of bondholders may be modified with the consent of holders of at least 60% of the principal amount of the bonds outstanding, or, if not all series of bonds are adversely affected, the consent of the holders of at least 60% of the principal amount of the outstanding bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification permitting the creation of a lien ranking prior to or on a parity with the lien of the Mortgage or reducing the percentage required for modification is effective against any bondholder without the consent of the holder. (Section 21.07)
Unless we are in default in the payment of the interest on any bonds then Outstanding under the Mortgage or there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class “A” Bonds held by it with respect to any amendment of the applicable Class “A” Mortgage proportionately with the vote of the holders of all Class “A” Bonds then actually voting. (Section 11.03)

Defaults and Notice Thereof
“Defaults” are defined in the Mortgage as:
(1)
default in payment of principal;

(2)
default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

(3)
default in payment of principal or interest with respect to certain prior lien bonds beyond any grace period;

(4)
certain events in bankruptcy, insolvency or reorganization;

(5)
default in other covenants for 90 days after notice; or

(6)
the existence of any default under a Class “A” Mortgage that permits the declaration of the principal of all the bonds secured by the Class “A” Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

An effective default under any Class “A” Mortgage or under the Mortgage will result in an effective default under all those mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)
The Mortgage Trustee or the holders of 25% of the principal amount of the bonds outstanding may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured. (Section 15.03) No holder of bonds may enforce the lien of the Mortgage unless the Mortgage Trustee is given written notice of a Default and the Mortgage Trustee fails to act after the holders of 25% of the principal amount of the bonds outstanding have requested in writing the Mortgage Trustee to act, offered it reasonable opportunity to act and offered an indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred when enforcing the lien. (Section 15.16) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee, although the Mortgage Trustee has the right to decline to follow the direction if it involves personal liability or would be unjustifiably prejudicial to nonassenting bondholders, among other reasons. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)
Defeasance
Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept the deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit and/or discharge had not occurred. (Section 20.02)
Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those bonds shall cease, terminate and be completely discharged and the holders of such bonds shall thereafter be entitled to receive payment solely from the funds deposited. (Section 20.02)

BOOK-ENTRY, DELIVERY AND FORM
Unless we indicate differently in a prospectus supplement, the bonds initially will be issued in book-entry form and represented by one or more global bonds without interest coupons. The global bonds will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing bonds under the limited circumstances described below, a global bond may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.
DTC has advised us that it is:
•
a limited-purpose trust company organized under the New York Banking Law;

•
a “banking organization” within the meaning of the New York Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•
a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.
To facilitate subsequent transfers, all global bonds deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global bonds with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the global bonds. DTC has no knowledge of the actual beneficial owners of the global bonds. DTC’s records reflect only the identity of the direct participants to whose accounts the global bonds are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.
So long as the bonds are in book-entry form, you will receive payments and may transfer the bonds only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable bonds, where notices and demands in respect of the bonds and the Mortgage may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.
Redemption notices will be sent to DTC. If less than all of the bonds of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the bonds of such series to be redeemed.
Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the bonds of such series are credited on the record date, identified in a listing attached to the omnibus proxy.
So long as bonds are in book-entry form, we will make payments on those bonds to the depositary or its nominee, as the registered owner of such bonds, by wire transfer of immediately available funds. If bonds are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds on the bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.
Neither we, the Mortgage Trustee nor any agent of ours or of the Mortgage Trustee has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the bonds or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the bonds; or

(2)
any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

Except under the limited circumstances described below, purchasers of bonds will not be entitled to have such bonds registered in their names and will not receive physical delivery of such bonds. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the bonds and the Mortgage.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the bonds.
DTC may discontinue providing its services as securities depositary with respect to the bonds at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates representing the bonds are required to be printed and delivered.

As noted above, beneficial owners of a particular series of bonds generally will not receive certificates representing their ownership interests in those bonds. However, if:
•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of bonds or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•
we determine, in our sole discretion and subject to DTC’s procedures, not to have such bonds represented by one or more global securities; or

•
an Event of Default has occurred and is continuing with respect to such series of bonds,

we will prepare and deliver certificates for such bonds in exchange for beneficial interests in the global bonds. Any beneficial interest in a global bond that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for bonds in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global bonds.
We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.
PLAN OF DISTRIBUTION
We may sell the securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the securities being offered will set forth the specific terms of the offering of those securities, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
If we use underwriters to sell securities, we will enter into an underwriting agreement with the underwriters. Those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
If a dealer is used in the sale of any securities, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer involved in a particular offering of securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.
The securities may be sold directly by us or through agents designated by us from time to time. We will describe the terms of any direct sales in a prospectus supplement. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

In connection with a particular underwritten offering of securities, and in compliance with applicable law, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of securities offered, including stabilizing transactions and syndicate covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.
Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.
We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the securities will be available. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any securities on a national securities exchange. If the securities are sold to or through underwriters, the underwriters may make a market in such securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the securities.
Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.
During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Our SEC filings can also be accessed through our website at www.pacificorp.com. The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but only to the extent the information therein is filed and not furnished), until all of the securities covered by this prospectus have been sold:
•
Annual Report on Form 10-K for the year ended December 31, 2019;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020; and

•
Current Report on Form 8-K filed with the SEC on April 8, 2020.

Upon written or oral request, we will deliver a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost to you, by writing or telephoning us at the following address:
PacifiCorp
825 N.E. Multnomah Street, Suite 1900
Portland, Oregon 97232
Telephone: (888) 221-7070
Attention: Treasury
LEGAL MATTERS
The validity of the securities will be passed upon for us by Perkins Coie LLP, Portland, Oregon. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from PacifiCorp’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2020 and 2019 and June 30, 2020 and 2019, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in PacifiCorp’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim consolidated financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

$      First Mortgage Bonds    % Series Due

PROSPECTUS SUPPLEMENT
                 , 2021

Joint Book-Running Managers
BMO Capital Markets MUFG PNC Capital Markets LLC SMBC Nikko TD Securities
BofA Securities	US Bancorp